Exhibit 99.1

Consent of Director Nominee

Trinseo S.A.

1000 Chesterbrook Boulevard

Berwyn, PA 19312

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (No. 333-194561) (the “Registration Statement”) of Trinseo S.A. (the “Company”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, and any amendment to such Registration Statement, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

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IN WITNESS WHEREOF, the undersigned has caused this consent to be executed as of this 30th day of April, 2014.

/s/ Stephen F. Thomas
Stephen F. Thomas

[Signature Page to Consent]